Exhibit 99.1

Headquarters Office 13737 Noel Road, Ste.100 Dallas, TX 75240 tel: 469.893.2000 fax: 469.893.8600 www.tenethealth.com

Contacts: Media: Steven Campanini (469) 893-6321 Investors: Thomas Rice (469) 893-2522

Tenet Announces Results for First Quarter

Ended March 31, 2005

DALLAS – May 3, 2005 – Tenet Healthcare Corporation (NYSE:THC) today reported a net loss of $3 million, or $0.01 per share, for its first quarter ended March 31, 2005.  This compares to a net loss of $122 million, or $0.26 per share, in the first quarter of 2004.  The net loss for the first quarter of 2005 includes net income from continuing operations of $20 million, or $0.04 per share compared to net income of $26 million, or $0.06 per share, in the first quarter of 2004 and a loss from discontinued operations of $23 million, or $0.05 per share, compared to a net loss of $148 million, or $0.32 per share, in the first quarter of 2004.

“The first quarter’s results show a number of encouraging signs for our business,” said Trevor Fetter, president and chief executive officer.  “Of particular note were a marked improvement in our admissions trend compared to recent quarters, a continued drop in bad debt as a percentage of our net operating revenues, generally good cost control and disciplined cash collections.  Inpatient admissions showed a notable improvement from the declining trend of the last few quarters.  This sequential improvement came after we had seen year-over-year declines for the three previous quarters.  In fact, on a same-hospital basis, we were only 1.2 percent lower than the volumes achieved in the first quarter of 2004, which was by far Tenet’s strongest quarter last year.  As we have said, our ability to generate  volume growth remains a critical ingredient to improved profitability, and our first quarter results showed signs of improvement in that key measure as compared to the previous quarter.”

“We continued to make progress on the fundamental drivers of our business,” said Reynold Jennings, chief operating officer.  “We achieved our objectives for mid- to high-single digit percentage pricing increases on the $1.5 billion of managed care contracts we renegotiated during the first quarter, representing almost a third of our managed care revenue.  In addition, we are continuing to capture incremental efficiencies in our controllable operating expenses.”

Robert Shapard, chief financial officer, said, “We saw continued stabilization of bad debt expense in the first quarter.  Stronger collections, improving volume trends, pricing enhancements, and continued cost management have all contributed to the company’s improved cash position.  Tenet ended the quarter with $1.5 billion in unrestricted cash, including a tax refund of $537 million received in late March.”

Continuing Operations

Net income from continuing operations for the first quarter of 2005 was $20 million, or 0.04 per share, including the following four items with an aggregate positive net after-tax impact totaling approximately $11 million, or $0.03 per share:

(1) loss from early extinguishment of debt of $15 million pre-tax, $10 million after-tax, or $0.02 per share;

(2) litigation and investigation costs of $8 million pre-tax, $5 million after-tax, or $0.01 per share;

(3) gain on sale of four home health agencies and an infusion center of approximately $6 million pre-tax, $4 million after-tax, or $0.01 per share;

(4) positive non-cash adjustment of the valuation allowance for deferred tax assets of $22 million, or $0.05 per share.

See Explanatory Notes for additional information regarding these items.  In addition, the company had stock compensation expense, included in salaries and benefits, of $13 million pre-tax, $8 million after-tax, or $0.02 per share in the first quarter of 2005 as compared to $20 million pre-tax, $13 million after-tax, or $0.03 per share in the first quarter of 2004.

Patient Volumes

Same-hospital admissions (excludes two hospitals that were opened during 2004) in the first quarter of 2005 were 177,261, an increase of 8,849 admissions, or 5.3 percent, compared to the fourth quarter of 2004 when same-hospital admissions were 168,412.  Same-hospital admissions decreased 2,198, or 1.2 percent, from 179,459 admissions in the first quarter of 2004.  There were 91 days in the first quarter of 2004, a leap year, a difference of one day, or 1.1 percent, as compared to 90 days in the first quarter of 2005.  Adjusting for this difference in the number of days in each quarter, same-hospital admissions per day would have been down only 0.1 percent when compared to the first quarter of 2004.  This is an improvement from the declining trend which characterized same-hospital, year-over-year admissions in each of the three previous quarters in 2004.

Admissions in Tenet’s 14 south Florida hospitals declined by 2,104, or 3.9 percent, in the first quarter of 2005 compared to the first quarter of 2004.  This decline in south Florida was approximately 96 percent of the aggregate first quarter decline of 2,198 same-hospital admissions.  More than half of the Florida hospital volume decline was the result of the conversion of patient admissions to observation status.

Total admissions through the emergency department comprised 55 percent of total admissions for the first quarter of 2005, compared to 52 percent in the first quarter of 2004 and 53 percent in the fourth quarter of 2004.

Same-hospital outpatient visits in the first quarter of 2005 were 1,364,012, an increase of 22,797 visits, or 1.7 percent, as compared to 1,341,215 in the fourth quarter of 2004.  Same-hospital outpatient visits in the first quarter of 2005 were down 153,066 visits, or 10.1 percent, compared to the first quarter of 2004.  Approximately half of this decrease was attributable to the sale or closure of various home health agencies, hospices and clinics during 2004.

Same-hospital patient days were 928,388 in the first quarter of 2005, an increase of 55,337 days, or 6.3 percent, as compared to the sequential fourth quarter, and a decrease of 15,209 days, or 1.6 percent as compared to the first quarter of 2004.

Same-hospital surgeries were 122,455 in the first quarter of 2005, an increase of 1,026 or 0.8 percent over the fourth quarter of 2004 and a decrease of 3,833 or 3.0 percent over the first quarter of 2004.

Uninsured admissions declined to 3.5 percent of total admissions in the first quarter of 2005, as compared to 4.0 percent in the sequential, fourth quarter of 2004.  This is a reversal of a trend in which the percentage of uninsured patients increased steadily in each successive quarter of 2004 from 3.2 percent in the first quarter last year.

Patients qualifying for charity care comprised 1.3 percent of admissions in the first quarter of 2005.  Outpatient visits in the first quarter of 2005 included 9.6 percent uninsured patients plus 0.3 percent of patients qualifying for charity care a slight increase as compared to 9.3 percent uninsured and 0.3 percent charity care outpatient visits in the sequential, fourth quarter of 2004.

Uninsured patients and patients qualifying for charity care represented 22.5 and 0.8 percent, respectively, of all patients treated as outpatients in the emergency department in the first quarter of 2005.  In the fourth quarter of 2004, these patients accounted for 22.6 and 0.9 percent, respectively.

Revenues

Net operating revenues were $2,499 million in the first quarter of 2005, a decrease of $75 million, or 2.9 percent, as compared to $2,574 million in the first quarter of 2004.  Patient discounts provided under the Compact with Uninsured Patients (“Compact”) reduced net operating revenue in the first quarter of 2005 by $155 million, or 5.8 percent.  Tenet initiated the implementation of the Compact beginning in the second quarter of 2004.  If the discounts under the Compact were added back to net revenues, it would have produced a non-GAAP measure of adjusted net operating revenues for the first quarter of 2005 of $2,654 million which would be an increase of $80 million or 3.1 percent compared to net operating revenues for the first quarter of 2004.

Under the Compact, discounts are provided to uninsured patients at managed care-style rates established by each hospital.  Discounts under the Compact were $155 million in the first quarter of 2005 compared to $141 million in the fourth quarter of 2004 and are expected to grow further in future quarters as Tenet continues to implement these discounts.  Under the Compact, the discount offered to an uninsured patient is recognized as a contractual allowance, which reduces net operating revenues at the time the account is recorded.  Prior to implementing these discounting provisions under the Compact, the vast majority of these discounts were ultimately recognized to be uncollectible and, as a result, were recorded in our provision for doubtful accounts.

The Compact was in effect at 57 of our 69 core hospitals at March 31, 2005.  The Compact was implemented in our core 17 California hospitals during the first quarter of 2005, leaving only our 12 Texas hospitals not yet participating in the program due to legal and regulatory issues.  We are seeking, in association with other healthcare providers and industry associations in Texas, to address the various legal and other restrictions that currently limit our ability to implement the discounting components of the Compact at our hospitals in that state.

Approximately $155 million in charity care, measured on a gross charges basis, was provided in the first quarter 2005, as compared to $148 million in the sequential, fourth quarter of 2004, and $148 million in the first quarter of 2004.

Total uncompensated care for continuing operations, a non-GAAP measure, defined as the sum of charity care plus discounts provided under the Compact and provision for doubtful accounts, was $468 million in the first quarter of 2005, approximately 16.7 percent of the sum of net operating revenues plus charity care plus discounts provided under the Compact.  In the fourth quarter of 2004, total uncompensated care as defined above was $484 million, or approximately 17.9 percent of the sum of net operating revenues plus charity care plus discounts provided under the Compact.  In the first quarter of 2004, total uncompensated care as defined above was $425 million or approximately 15.6 percent of the sum of net operating revenues plus charity care.

Pricing

Same-hospital net inpatient revenue per admission for the first quarter of 2005 was $9,523 compared to $9,495 in the first quarter of 2004.  However, this unit measurement has been reduced by the Compact.  If the discounts under the Compact were added back to net inpatient revenue, it would produce a non-GAAP measure of adjusted net inpatient revenue per admission of $9,974 for the first quarter of 2005, an increase of $479, or 5.0 percent, over the first quarter of 2004.  The increase in the percentage of uninsured patients from 3.2 percent of total admissions in the first quarter of 2004 to 3.5 percent in the first quarter of 2005 contributed to this overall pricing increase.  Self-pay admissions generate higher revenue because self-pay patients are charged standard gross charges prior to any Compact discounts. (A reconciliation of net inpatient revenue to Compact-adjusted net inpatient revenue, how the company uses the measures and why the company believes these measures are useful, are provided in the tables below entitled “Additional Supplemental Non-GAAP Disclosures.”  The foregoing also applies to all non-GAAP measures described below.)

Same-hospital net outpatient revenue per visit was $512 in the first quarter of 2005 compared to $513 in the first quarter of 2004.  This unit measurement has also been impacted by the Compact.  If the discounts under the Compact were added back to net outpatient revenue, it would produce a non-GAAP measure of $567 in same-hospital adjusted net outpatient revenue per visit in the first quarter of 2005, an increase of $54, or 10.5 percent, compared to same-hospital net outpatient revenue per visit in the first quarter of 2004.  Same-hospital net outpatient revenue per visit was significantly impacted by the sale or closure of certain home health agencies, hospices and clinics during 2004.  These businesses typically generated lower revenue per visit than Tenet’s other outpatient services.

Managed Care Revenues and Pricing

The company disaggregates its managed care business into three distinct categories: (1) commercial managed care, (2) managed Medicare, and (3) managed Medicaid.  Within managed care, approximately 78 percent of total patient revenues are from Tenet’s commercial business, 15 percent from managed Medicare, and 7 percent from managed Medicaid in the first quarter of 2005.  Managed care admissions components are: 65 percent commercial, 21 percent managed Medicare, and 14 percent managed Medicaid.  Outpatient visits are 76 percent commercial, 10 percent managed Medicare, and 14 percent managed Medicaid.

Commercial managed care admissions were 50,930 in the first quarter of 2005, a decline of 3,826, or 7.0 percent, from 54,756 admissions in the first quarter of 2004.  This decline in commercial managed care patients was partially offset by an increase of 1,966, or 13.6 percent, in managed Medicare admissions to 16,451 in the first quarter of 2005, and an increase of 81, or 0.7 percent in managed Medicaid admissions to 11,109 in the first quarter of 2005.  Managed Medicare and managed Medicaid provide significantly lower unit revenues than commercial rates, often half on a per-patient-day basis.

Pricing in the first quarter of 2005, solely from the commercial managed care business category, increased by roughly 3 percent relative to the first quarter of 2004.  On managed care contracts renegotiated in the first quarter of 2005, pricing increases have generally been in the range of mid- to high- single digits.  Pricing increases on the company’s aggregate managed care portfolio reflect the adverse mix shift with stronger relative growth coming from managed Medicare and managed Medicaid payers as discussed above.

Controllable Operating Expenses

Controllable operating expenses (consisting of salaries and benefits, supplies, and other operating expenses) were $2,115 million in the first quarter of 2005 as compared with $2,056 million in the first quarter of 2004, an increase of $59 million, or 2.9 percent.  Compared to the sequential, fourth quarter of 2004, the increase in controllable operating expense was $39 million, or 1.9 percent.

On a same-hospital basis, controllable operating expenses were $2,098 million in the first quarter of 2005, an increase of $46 million, or 2.2 percent, as compared with the first quarter of 2004.

Salaries and benefits were $1,124 million, or 45.0 percent of net operating revenues in the first quarter compared to $1,076 million or 44.6 percent of net operating revenues in the sequential, fourth quarter of 2004, and compared to $1,091 million or 42.4 percent of net operating revenues in the first quarter of 2004.  If the discounts under the Compact were added back to net operating revenues it would have resulted in a non-GAAP measure of salaries and benefits as a percent of adjusted net operating revenues of 42.3 percent in the first quarter of 2005 compared to 42.1 percent in the fourth quarter of 2004 and 42.2 percent in the first quarter of 2004.  Salaries and benefits were $870 per equivalent patient day in the first quarter of 2005 down $6, or 0.7 percent, compared to $876 in the sequential fourth quarter of 2004, and up $29, or 3.4 percent, in the first quarter of 2004.

Supplies expense was $457 million in the first quarter of 2005, up $13 million, or 2.9 percent as compared to the sequential fourth quarter of 2004, and up $23 million, or 5.3 percent, as compared to $434 million in the first quarter of 2004.  If the discounts under the Compact were added back to net operating revenues it would have resulted in a non-GAAP measure of supplies expense as a percent of adjusted net operating revenues of 17.2 percent in the first quarter of 2005 compared to 17.4 percent in the fourth quarter of 2004.  Supplies expense was $354 per equivalent patient day in the first quarter of 2005, a decrease of $8, or 2.2 percent, compared with $362 in the sequential quarter, and up $19, or 5.7 percent, as compared with $335 in the first quarter of 2004.  This increase is primarily attributable to rapidly rising costs in, and utilization of, high cost products associated with orthopedic implants, cardiac items, blood products and pharmaceuticals.  In addition, the high costs associated with new technology products are further increasing our supply costs.

Other operating expenses were $534 million in the first quarter, down $22 million or 4.0 percent as compared with the sequential, fourth quarter of $556 million and up $3 million, or 0.6 percent, as compared with $531 million in the first quarter of 2004.  If the discounts under the Compact were added back to net operating revenues, it would have resulted in a non-GAAP measure of other operating expenses as a percent of the adjusted net operating revenues of 20.1 percent in the first quarter of 2005 compared to 20.6 percent in the first quarter of 2004.  Other operating expense was $414 per equivalent patient day, a decrease of $39, or 8.6 percent, relative to $453 in the sequential, fourth quarter of 2004.  Included in other operating expense was malpractice expense of $52 million in the first quarter of 2005 compared to $62 million in the first quarter of 2004, a decrease of $10 million, or 16.1 percent.

Provision for Doubtful Accounts

Provision for doubtful accounts, or bad debt expense, was $158 million in the first quarter of 2005, a decline of $119 million from the provision for doubtful accounts of $277 million in the first quarter of 2004.  Bad debt expense was 6.3 percent of net operating revenues in the first quarter of 2005, compared to 10.8 percent of net operating revenues in the first quarter of 2004.  Compact discounts of $155 million in the first quarter of 2005 resulted in an associated $143 million reduction in the provision for doubtful accounts.  If the $155 million and $143 million reductions as a result of the Compact were added back to net operating revenues and bad debt expense, respectively, this would have resulted in a non-GAAP measure of adjusted bad debt expense of $301 million, or 11.3 percent of adjusted net operating revenues in the first quarter of 2005.  In the fourth quarter of 2004, bad debt expense as a percent of net operating revenue was 8.1 percent.  If the $141 million and $130 million reductions as a result of the Compact were added back to net operating revenues and bad debt expense respectively, this would have resulted in a non-GAAP measure of adjusted bad debt expense of $325 million or 12.7 percent of adjusted net operating revenues.  On this sequential quarter basis the first quarter of 2005 represents an improvement of 140 basis points.

Accounts Receivable

Accounts receivable were $1,595 million at March 31, 2005, a decline of $93 million, or 5.5 percent, from $1,688 million on December 31, 2004.  This decline included a reduction of $125 million from discontinued operations.

Accounts receivable from continuing operations were $1,519 million at March 31, 2005, an increase of $32 million from $1,487 million at December 31, 2004.  Accounts receivable days outstanding from continuing operations decreased by 2 days to 55 days at March 31, 2005, from 57 days at December 31, 2004, due in part to improved collections.

Cash Flow

Unrestricted cash was $1,497 million at March 31, 2005, up $843 million from $654 million at December 31, 2004.  Unrestricted cash at March 31, 2005, excludes $263 million of cash restricted as collateral for standby letters of credit issued under our new letter of credit facility that we entered into in December, 2004.

Net cash provided by operating activities was $516 million in the first quarter of 2005, including a tax refund of $537 million.  In accordance with generally accepted accounting principles, this cash flow figure excludes capital expenditures, proceeds of asset sales, and certain other items.  Excluding the tax refund and cash provided by operating activities from discontinued operations of $45 million, our cash used in operating activities would have been $66 million which was primarily attributable to working capital requirements during the quarter, including our annual 401(k) match funding and the timing of accounts payable disbursements.  Capital expenditures in the first quarter were $96 million. Substantially all capital expenditures in the first quarter were in continuing operations.

Tenet received a tax refund of $537 million in the first quarter of 2005, and $62 million in proceeds at closing from the sale of four hospitals in Orange County, California.  As of March 31, 2005, Tenet has divested 22 of the 27 hospitals included in the divestiture plan announced in January, 2004.  Discussions are ongoing for the remaining five hospitals. Tenet is confident that it will exceed its estimate of $600 million in total proceeds, including tax benefits.

Tenet raised $773 million in cash from the proceeds of an $800 million offering of 10-year debt in the quarter.  Debt repurchases in the first quarter used $413 million of cash to repurchase debt with a par value of $400 million.  These actions are part of the company’s previously announced strategy of extending its debt maturities.  Tenet has no material debt maturities until December 1, 2011.

Liquidity

Total debt was $4.8 billion at March 31, 2005, up from $4.4 billion at December 31, 2004.  Net debt, a non-GAAP measure defined as total debt less unrestricted cash, was $3.3 billion at March 31, 2005, as compared to $3.8 billion at December 31, 2004.  In December, 2004, $263 million of cash became restricted as collateral for our new letter of credit facility.

Income Taxes

The tax benefit of $17 million in the first quarter of 2005 on pre-tax income of $3 million from continuing operations includes a $22 million reduction in the valuation allowance against deferred tax assets.  The remaining tax expense of $5 million primarily represents state income taxes and increases in tax contingency reserves.

Discontinued Operations

The loss from discontinued operations for the first quarter of $23 million, or $0.05 per share, includes the following three items with an aggregate positive net after-tax impact of approximately $3 million, or $0.01 per share:

(1) gain from sale of Orange County facilities and other assets of $22 million pre-tax, $14 million after-tax, or $0.03 per share;

(2) impairment of long-lived assets and  restructuring charges of $7 million pre-tax, $4 million after-tax, or $0.01 per share;

(3) negative non-cash adjustment to the valuation allowance for deferred taxes of $7 million, or $0.01 per share.

See Explanatory Notes for additional information regarding these items.

Accounts receivable related to discontinued operations declined to $76 million at March 31, 2005, a decline of $125 million, from $201 million at December 31, 2004.  This reduction primarily reflects collections of retained accounts receivable from hospitals divested prior to March 31, 2005.

Management’s Web Cast Review of the First Quarter

Tenet management will discuss first quarter 2005 results on a webcast event scheduled to begin at 11:00 AM (EDT) on May 3, 2005.  This webcast may be accessed through Tenet’s website at www.tenethealth.com.

Tenet Healthcare Corporation, through its subsidiaries, owns and operates acute care hospitals and related health care services.   Tenet’s hospitals aim to provide the best possible care to every patient who comes through their doors, with a clear focus on quality and service.  Tenet can be found on the World Wide Web at www.tenethealth.com.

# # #

Some of the statements in this release may constitute forward-looking statements.  Such statements are based on our current expectations and could be affected by numerous factors and are subject to various risks and uncertainties discussed in our filings with the Securities and Exchange Commission, including our annual report on Form 10-K for the fiscal year ended Dec. 31, 2004, our quarterly reports on Form 10-Q and periodic reports on Form 8-K.  Do not rely on any forward-looking statement, as we cannot predict or control many of the factors that ultimately may affect our ability to achieve the results estimated.  We make no promise to update any forward-looking statement, whether as a result of changes in underlying factors, new information, future events or otherwise.

TENET HEALTHCARE CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS DATA

(Unaudited)

	Three Months Ended March 31
(Dollars in millions except per share amounts)	2005	%	2004 (1)%		Change

Net operating revenues	$2,499	100.0%	$2,574	100.0%	(2.9)%
Operating expenses:
Salaries and benefits	(1,124)	45.0%	(1,091)	42.4%	3.0%
Supplies	(457)	18.3%	(434)	16.9%	5.3%
Provision for doubtful accounts	(158)	6.3%	(277)	10.8%	(43.0)%
Other operating expenses (3)	(534)	21.4%	(531)	20.6%	0.6%
Depreciation	(90)	3.6%	(90)	3.5%	—
Amortization	(6)	0.2%	(5)	0.2%	20.0%
Restructuring charges (4)	(9)	0.4%	(9)	0.3%
Costs of litigation and investigations (5)	(8)	0.3%	(10)	0.4%
Loss from early extinguishment of debt (6)	(15)	0.6%	—	—

Operating income	98	3.9%	127	4.9%

Interest expense	(101)		(77)
Investment earnings	9		4
Minority interests	(3)		(5)

Income from continuing operations before income taxes	3		49
Income tax benefit (expense) (8)	17		(23)

Income from continuing operations	20		26

Discontinued operations:
Loss from operations of asset group	(38)		(82)
Impairment of long-lived assets and goodwill, and restructuring charges (7)	(7)		(137)
Net gain (loss) on sales of asset group (9)	22		(2)
Income tax benefit (expense) (8)	—		73

Loss from discontinued operations	(23)		(148)

Net loss	$(3)		$(122)

Diluted earnings (loss) per common share and common equivalent share:
Continuing Operations	$0.04		$0.06
Discontinued Operations	(0.05)		(0.32)
	$(0.01)		$(0.26)

Weighted average shares and dilutive securities (if applicable) outstanding (in thousands):	468,947		465,590

TENET HEALTHCARE CORPORATION

BALANCE SHEET DATA

Dollars in millions

(Unaudited)

	March 31, 2005	December 31, 2004

Cash and cash equivalents	$1,497	$654
Restricted cash	263	263
Net accounts receivable	1,595	1,688
Income tax receivable	—	530
Assets held for sale	63	114
Other current assets	703	743
Current assets	4,121	3,992
Current liabilities	(1,866)	(2,130)
Net working capital	2,255	1,862
Investments and other assets	298	296
Net property and equipment	4,817	4,820
Goodwill	800	800
Net intangible assets	179	170
Long-term debt, net of current portion	(4,782)	(4,395)
Other long-term liabilities and minority interests	(1,810)	(1,821)
Accumulated deficit	(1,757)	(1,732)

CASH FLOW DATA

Dollars in millions

(Unaudited)

	Three Months Ended March 31, 2005	Three Months Ended March 31, 2004

Net cash provided by (used in) operating activities	$516	$(59)
Cash flows from investing activities:
Purchases of property and equipment	(96)	(87)
Construction of new hospitals	—	(27)
Proceeds from sales of facilities and other assets	71	63
Cash outflow related to escrow accounts to fund construction costs	—	(38)
Other items	3	33
Cash flows from financing activities:
Payment of borrowings	(22)	(1)
Sale of new senior notes	773	—
Repurchases of senior notes	(413)	—
Other items	11	4

Net increase (decrease) in cash and cash equivalents	$843	$(112)
Supplemental disclosures:
Interest paid, net of capitalized interest	$(94)	$(53)
Income tax refunds received (payments made), net	537	(25)

TENET HEALTHCARE CORPORATION

GENERAL HOSPITALS

SELECTED STATISTICS - CONTINUING OPERATIONS

Quarter Ended March 31, 2005

(Unaudited)

(Dollar amounts in millions except for net inpatient revenue per patient day and per admission, and net outpatient revenue per visit)

	Three Months Ended March 31
	2005	2004 (1)	Change
Net inpatient revenues	$1,699	$1,704	(0.3)%
Net outpatient revenues	$709	$779	(9.0)%

Number of hospitals (at end of period)	69	67	2 *
Licensed beds (at end of period)	17,941	17,770	1.0%
Average licensed beds	17,924	17,770	0.9%
Utilization of licensed beds	57.9%	58.4%	(0.5)%*
Patient days	934,203	943,597	(1.0)%
Equivalent patient days	1,291,165	1,297,396	(0.5)%
Net inpatient revenue per patient day	$1,819	$1,806	0.7%
Admissions	178,458	179,459	(0.6)%
Equivalent admissions	248,225	248,361	(0.1)%
Net inpatient revenue per admission	$9,521	$9,495	0.3%
Average length of stay (days)	5.2	5.3	(0.1)*
Surgeries	123,101	126,288	(2.5)%
Net outpatient revenue per visit	$515	$513	0.4%
Outpatient visits	1,376,156	1,517,078	(9.3)%

Sources of net patient revenue
Medicare	28.2%	25.9%	2.3%*
Medicaid	8.1%	7.4%	0.7%*
Managed care	50.5%	49.6%	0.9%*
Indemnity, self-pay and other	13.2%	17.1%	(3.9)%*

Same-hospital **
Net inpatient revenues	$1,688	$1,704	(0.9)%
Net outpatient revenues	$699	$779	(10.3)%

Number of hospitals (at end of period)	67	67	— *
Average licensed beds	17,713	17,770	(0.3)%
Patient days	928,388	943,597	(1.6)%
Net inpatient revenue per patient day	$1,818	$1,806	0.7%
Admissions	177,261	179,459	(1.2)%
Net inpatient revenue per admission	$9,523	$9,495	0.3%
Average length of stay (days)	5.2	5.3	(0.1)*
Net outpatient revenue per visit	$512	$513	(0.2)%
Outpatient visits	1,364,012	1,517,078	(10.1)%

*This change is the difference between the 2005 and 2004 amounts shown.

**Excludes hospitals that were opened during the periods.

TENET HEALTHCARE CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS DATA

Fiscal 2004 by Calendar Quarter

(Unaudited)

	3 Months Ended				Year Ended
(Dollars in millions except per share amounts)	3/31/04 (1)	6/30/04 (1)	9/30/04 (1)	12/31/04	12/31/04

Net operating revenues	$2,574	$2,505	$2,428	$2,412	$9,919
Operating expenses:
Salaries and benefits	(1,091)	(1,089)	(1,069)	(1,076)	(4,325)
Supplies	(434)	(425)	(421)	(444)	(1,724)
Provision for doubtful accounts (2)	(277)	(482)	(251)	(195)	(1,205)
Other operating expenses	(531)	(587)	(557)	(556)	(2,231)
Depreciation	(90)	(90)	(92)	(96)	(368)
Amortization	(5)	(5)	(6)	(4)	(20)
Impairment of long-lived assets and goodwill, and restructuring charges	(9)	(21)	(2)	(1,240)	(1,272)
Costs of litigation and investigations	(10)	(9)	(10)	(45)	(74)
Loss from early extinguishment of debt	—	(5)	—	(8)	(13)

Operating income (loss)	127	(208)	20	(1,252)	(1,313)
Interest expense	(77)	(74)	(91)	(91)	(333)
Investment earnings	4	3	6	7	20
Minority interests	(5)	—	(1)	9	3
Net gain on sales of facilities and long-term investments	—	6	—	4	10

Income (loss) from continuing operations before income taxes	49	(273)	(66)	(1,323)	(1,613)
Income tax benefit (expense)	(23)	103	15	(279)	(184)

Income (loss) from continuing operations	26	(170)	(51)	(1,602)	(1,797)
Discontinued operations:
Loss from operations of asset group	(82)	(124)	(34)	(53)	(293)
Impairment of long-lived assets and goodwill, and restructuring charges	(137)	(269)	(9)	(24)	(439)
Litigation settlements	—	—	—	(395)	(395)
Net gain (loss) on sales of asset group	(2)	31	4	38	71
Income tax benefit	73	106	20	14	213

Loss from discontinued operations	(148)	(256)	(19)	(420)	(843)

Net loss	$(122)	$(426)	$(70)	$(2,022)	$(2,640)

Diluted earnings (loss) per common share and common equivalent share:
Continuing Operations	$0.06	$(0.36)	$(0.11)	$(3.43)	$(3.85)
Discontinued Operations	(0.32)	(0.55)	(0.04)	(0.90)	(1.81)
	$(0.26)	$(0.91)	$(0.15)	$(4.33)	$(5.66)

Weighted average shares and dilutive securities (if applicable) outstanding (in thousands):	465,590	465,922	466,646	467,040	466,226

TENET HEALTHCARE CORPORATION

GENERAL HOSPITALS

SELECTED STATISTICS - CONTINUING OPERATIONS

Fiscal 2004 by Calendar Quarter

(Unaudited)

(Dollar amounts in millions except for net inpatient revenue per patient day and per admission, and net outpatient revenue per visit)

	3 Months Ended				Year Ended
	3/31/04 (1)	6/30/04 (1)	9/30/04 (1)	12/31/04	12/31/04
Net inpatient revenues	$1,704	$1,650	$1,587	$1,605	$6,546
Net outpatient revenues	$779	$760	$746	$714	$2,999

Facilities owned or operated	67	69	69	69	69
Licensed beds at end of period	17,770	17,976	17,933	17,902	17,902
Average licensed beds	17,770	17,839	17,932	17,902	17,861
Utilization of licensed beds	58.4%	54.0%	52.7%	53.3%	54.5%
Patient days	943,597	875,841	868,975	877,259	3,565,672
Equivalent patient days	1,297,396	1,227,690	1,219,423	1,226,990	4,971,498
Net inpatient revenue per patient day	$1,806	$1,885	$1,826	$1,830	$1,836
Admissions	179,459	169,844	169,211	169,343	687,857
Equivalent admissions	248,361	240,104	239,723	238,949	967,138
Net inpatient revenue per admission	$9,495	$9,715	$9,379	$9,478	$9,517
Average length of stay (days)	5.3	5.2	5.1	5.2	5.2
Surgeries	126,288	122,852	122,401	121,856	493,397
Net outpatient revenue per visit	$513	$518	$561	$529	$529
Outpatient visits	1,517,078	1,468,350	1,328,946	1,349,983	5,664,357

Sources of net patient revenue
Medicare	25.9%	25.9%	25.2%	27.2%	26.1%
Medicaid	7.4%	7.0%	7.8%	7.4%	7.4%
Managed care	49.6%	49.5%	49.5%	50.1%	49.7%
Indemnity, self-pay and other	17.1%	17.6%	17.5%	15.3%	16.8%

Same-hospital
Net inpatient revenues	$1,704	$1,649	$1,581	$1,596	$6,530
Net outpatient revenues	$779	$758	$740	$707	$2,984

Number of hospitals (at end of period)	67	67	67	67	67
Average licensed beds	17,770	17,769	17,724	17,694	17,739
Patient days	943,597	875,364	866,148	873,051	3,558,160
Net inpatient revenue per patient day	$1,806	$1,884	$1,825	$1,828	$1,835
Admissions	179,459	169,702	168,465	168,412	686,038
Net inpatient revenue per admission	$9,495	$9,717	$9,385	$9,477	$9,518
Average length of stay (days)	5.3	5.2	5.1	5.2	5.2
Net outpatient revenue per visit	$513	$517	$560	$527	$528
Outpatient visits	1,517,078	1,466,866	1,322,240	1,341,215	5,647,399

Additional Supplemental Non-GAAP Disclosures

In March 2004, we announced that, in accordance with state laws, we would be implementing managed care-style pricing for most of our uninsured patients under our Compact with Uninsured Patients (“Compact”). The discounts for uninsured patients began to be phased in during the second quarter of 2004 and were in effect at 40 of our hospitals by December 31, 2004 and at 57 of our hospitals by March 31, 2005.  We are still evaluating and addressing legal and other issues that may limit our ability to implement the discounting components of the Compact at our hospitals in Texas. Our Compact is designed to offer managed care-style discounts to most uninsured patients, which enables us to offer lower rates to those patients who historically have been charged standard gross charges. A significant portion of those charges had often been written down as provision for doubtful accounts if the accounts were not collected. Under the Compact, the discount offered to uninsured patients is recognized as a contractual allowance, which reduces net operating revenues at the time the self-pay accounts are recorded and should reduce our provision for doubtful accounts.

In light of the phase-in of the discounts for uninsured patients under the Compact, the Company is providing supplemental data in addition to required data in accordance with generally accepted accounting principles (“GAAP”). It does so to show the effect that the discounts under the Compact have had on the company’s historical results of operations, without estimating or suggesting the effect on future results of operations. This supplemental information has inherent limitations because discounts under the Compact during the periods presented are not indicative of future periods.  In spite of the limitations, the Company finds the information useful to the extent it better enables it and users of its financial statements to evaluate net operating revenue trends and measure certain operating expense categories, which are largely influenced by volumes and generally are analyzed as a percent of net operating revenues.

The tables below illustrate certain operating expense categories as a percent of net operating revenues excluding discounts under the Compact, as described above, for the three-month periods ended March 31, 2005 and December 31, 2004.  The tables also illustrate same-hospital net inpatient revenue per admission and same-hospital net outpatient revenue per visit excluding the discounts under the Compact, as described above, for the three-month periods ended March 31, 2005 and December 31, 2004.  For all non-GAAP measures provided, the tables below present the comparable GAAP measures and a reconciliation of the different measures.   The company believes the consistent use of this supplemental information provides it and users of its financial statements with reliable period-to-period comparisons.  Investors are encouraged, however, to use GAAP measures when evaluating the Company’s financial performance.

TENET HEALTHCARE CORPORATION

Additional Supplemental Non-GAAP Disclosures

Operating Measures Adjusted for the Impact of the Compact

(Unaudited)

	Fiscal 2005 - Quarter Ended March 31
	Actual GAAP Amounts	Compact Adjustments		Non-GAAP Adjusted Amounts	GAAP % of Net Operating Revenues	Non-GAAP % of Adjusted Net Operating Revenues
(Dollars in millions except net inpatient revenue per admission and net outpatient revenue per visit)
Net operating revenues	$2,499	$155	*	$2,654	100.0%	100.0%

Operating expenses:
Salaries and benefits	(1,124)	—		(1,124)	45.0%	42.3%
Supplies	(457)	—		(457)	18.3%	17.2%
Provision for doubtful accounts	(158)	(143	)*	(301)	6.3%	11.3%
Other operating expenses (3)	(534)	—		(534)	21.4%	20.1%

Same-hospital
Net inpatient revenue	$1,688	$80		$1,768
Net outpatient revenue	$699	$75		$774

Admissions	177,261			177,261
Outpatient Visits	1,364,012			1,364,012

Net inpatient revenue per admission	$9,523			$9,974
Net outpatient revenue per visit	$512			$567

*  Represents the impact of the discounts under the Compact for the quarter

	Fiscal 2004 - Quarter Ended December 31
	Actual GAAP Amounts	Compact Adjustments		Non-GAAP Adjusted Amounts	GAAP % of Net Operating Revenues	Non-GAAP % of Adjusted Net Operating Revenues
(Dollars in millions except net inpatient revenue per admission and net outpatient revenue per visit)
Net operating revenues	$2,412	$141	*	$2,553	100.0%	100.0%

Operating expenses:
Salaries and benefits	(1,076)	—		(1,076)	44.6%	42.1%
Supplies	(444)	—		(444)	18.4%	17.4%
Provision for doubtful accounts	(195)	(130	)*	(325)	8.1%	12.7%
Other operating expenses (3)	(556)	—		(556)	23.1%	21.8%

Same-hospital
Net inpatient revenue	$1,596	$71		$1,667
Net outpatient revenue	$707	$68		$775

Admissions	168,412			168,412
Outpatient Visits	1,341,215			1,341,215

Net inpatient revenue per admission	$9,477			$9,898
Net outpatient revenue per visit	$527			$578

*  Represents the impact of the discounts under the Compact for the quarter

TENET HEALTHCARE CORPORATION

Explanatory Notes

1.               Certain calendar year 2004 information has been reclassified to conform to the current period’s presentation.  These reclassifications for discontinued operations have no impact on total assets, liabilities, accumulated deficit, net loss or cash flows.

2.               During the quarter ended June 30, 2004, we recorded additional provisions for doubtful accounts in the amount of $196 million in continuing operations to write-down self-pay patient accounts receivable.  This change in how we estimate the net realizable value of patient accounts receivable was the result of adverse changes in our business mix as the number of uninsured patients grew.  This trend is due to a combination of broad economic factors, including unemployment rates, increasing numbers of patients and employers who choose not to purchase insurance, and the increasing burden of co-payments to be made by patients instead of insurers.  In addition to the changes in self-pay trends, the collectibility of managed care accounts receivable continues to change.  We were experiencing and continue to experience significant payment pressure from managed care companies concerning substantial amounts of past billings.

3.               Other operating expenses included malpractice expense of $52 million for the quarter ended March 31, 2005 and $62 million for the prior year quarter.   The decrease in 2005 reflects the decrease in our patient volumes and a slight increase in the discount rate used to estimate the discounted present value of our malpractice reserves.  Also included in the 2005 period is a net gain of $6 million from the sale of certain home health agencies.

4.               During the quarter ended March 31, 2005, restructuring charges of $9 million were recorded in continuing operations which consisted of $6 million in employee severance, benefits and relocation costs and $3 million in non-cash stock option modification costs related to terminated employees.  Restructuring charges of $9 million for severance and related costs were recorded in the first quarter of 2004.

5.               Costs of litigation and investigations in continuing operations were $8 million and $10 million for the quarters ended March 31, 2005 and 2004, respectively, and consisted primarily of costs to defend ourselves in various investigations and lawsuits.

6.               In January 2005, we sold $800 million of senior notes with registration rights in a private placement and received net proceeds of approximately $773 million after deducting discounts and related expenses.  We used a portion of the proceeds from the offering for the early redemption of our remaining outstanding senior notes due in 2006 and 2007, resulting in a $15 million loss from early extinguishment of debt.

7.               During the quarter ended March 31, 2005, impairment and restructuring charges of $7 million were recorded in discontinued operations consisting primarily of $6 million for the write-down of long-lived assets, $4 million in employee severance and retention costs and a $3 million reduction in reserves recorded in prior periods.  We recorded $137 million of charges in the prior year quarter.

8.               Income taxes in the three months ended March 31, 2005 included the following: (1) a $22 million income tax benefit in continuing operations to reduce the valuation allowance for our deferred tax assets and (2) income tax expense of $7 million in discontinued operations to increase the valuation allowance.  A $744 million valuation allowance for our deferred tax assets was initially recorded in the fourth quarter of 2004.  We assess the realization of our deferred tax assets quarterly to determine whether an adjustment to the income tax valuation allowance is required.  Based on all available evidence, both positive and negative, and the weight of that evidence to the extent such evidence can be objectively verified, we determine whether it is more likely than not that all or a portion of the deferred tax assets will be realized.  Given the magnitude of our valuation allowance, our future income/losses could result in a significant adjustment to this valuation allowance.

9.               The net aggregate pre-tax gain on the disposal of discontinued operations assets for the quarter ended March 31, 2005 was $22 million.  This net pre-tax gain is primarily attributable to the sale of four hospitals in Orange County, California on March 8, 2005.  In the quarter ended March 31, 2004, we recorded a net pre-tax loss of $2 million.